Filed pursuant to Rule 433
Dated December 21, 2006

Relating to
Pricing Supplement No. 171 dated December 21, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F

Floating Rate Senior Notes Due 2016
(Reopening)

Issuer:	Morgan Stanley
Principal Amount:	$200,000,000
Maturity Date:	October 18, 2016
Trade Date:	December 21, 2006
Original Issue Date (Settlement):	December 27, 2006
Interest Accrual Date:	October 18, 2006
Redemption at Maturity:	100%
Optional Redemption Date(s)	None
Issue Price (Price to Public):	100.374%, plus accrued interest from and including October 18, 2006
Agents’ Commission:	0.45%
All-in Price:	99.924%, plus accrued interest from and including October 18, 2006
Net Proceeds to Issuer:	$199,848,000, plus accrued interest from and including October 18, 2006
Base Rate:	LIBOR Telerate
Spread (plus or minus):	Plus 0.45%
Index Maturity:	Three months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 18, April 18, July 18 and October 18, commencing January 18, 2007
Initial Interest Rate:	As determined by the Calculation Agent based on the Base Rate on the second London banking day prior to the Interest Accrual Date.
Initial Interest Reset Date:	January 18, 2007
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Interest Determination Dates:	The second London banking day prior to each Interest Reset Date
Specified Currency:	U.S. Dollars
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746BDC7
ISIN:	US61746BDC72
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006